UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 12, 2013

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	000-06253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas	71601
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (870) 541-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

Stock Purchase Agreement

On September 12, 2013, the registrant entered into a stock purchase agreement with Rogers Bancshares, Inc. to acquire all of the outstanding shares of common stock of Metropolitan National Bank ("MNB") for a purchase price of $53.6 million.  The execution of the stock purchase agreement was signed after the conclusion of an auction of the MNB stock held on September 9, 2013 and the approval of the sale by the U. S. Bankruptcy Court for the Eastern District of Arkansas at a hearing held on September 12, 2013 in the Chapter 11 proceeding of Rogers Bancshares, Inc.

The purchase price is to be paid in cash at closing. The purchase transaction is subject to approval by certain bank regulatory agencies and other customary closing conditions.  The sale transaction is expected to close in early December, 2013.

The foregoing description of the Stock Purchase Agreement and the transactions contemplated therein does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Stock Purchase Agreement with which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

Exhibit 10.1	Stock Purchase Agreement by and between Simmons First National Corporation and Rogers Bancshares, Inc., dated as of September 10, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simmons First National Corporation
(Registrant)

September 17, 2013	/s/ Robert A. Fehlman
(Date)	Robert A. Fehlman
Sr. Executive Vice President,
Chief Financial Officer & Treasurer